  Exhibit 99.1

Alset EHome International Completes Previously Announced Investments in Alset International, LiquidValue Development, True Partners Capital, and American Pacific Bancorp

BETHESDA, MD – March 15, 2021 –  Alset EHome International Inc. (NASDAQ: AEI) (the "Company"), a diversified holding company principally engaged through its subsidiaries in EHome development and digital transformation technology, today announced that it has closed on its previously announced transactions, acquiring warrants to purchase shares in Alset International Limited (“Alset International”), and acquiring shares of LiquidValue Development Pte Ltd ("LVD"), True Partners Capital Holding Limited (HKG: 8657) ("True Partners"), and American Pacific Bancorp Inc. ("APB").

“Through these transactions, Alset EHome International has acquired assets that provide a strong foundation for future growth and contribute to building an ecosystem for a sustainable healthy living system,” stated Chan Heng Fai, the Company’s Executive Chairman.

Alset International Limited

Incorporated in September 2009 and listed on the Singapore Exchange in July 2010, Alset International operates as a global enterprise involved in (i) property development and investments, primarily in the U.S. and Western Australia; (ii) development, research, testing, manufacturing, licensing and distribution of biomedical products; (iii) asset management with a primary focus medical and residential real estate in the US; (iv) direct sales of a growing variety of health and wellness products; and (v) information technology businesses, including blockchain technology. The Company has acquired warrants to purchase 1,500,000,000 shares of Alset International with an exercise price of SGD $0.048 per share. The Company currently owns 57.1% of Alset International. If the Company exercises all of the Alset International warrants acquired in this transaction, the Company’s ownership of Alset International will increase to 76.75%.

LiquidValue Development Pte Ltd

LVD operates in the asset management field and will be leveraged by the Company to establish an actively managed open-ended exchange-traded fund (“ETF”) in the US focused on disruptive investment opportunities with long-term exponential growth potential. The Company has acquired all of the issued and outstanding stock of LVD.

True Partners Capital Holding Limited

True Partners operates as a fund management company in the U.S. and Hong Kong. True Partners manages funds and provides managed accounts on a discretionary basis using a proprietary trading platform, offering investment management and consultancy services. True Partners also develops and supports its trading platform and related proprietary software and provides management services for a portfolio of securities and futures contracts. Its fund investors and managed accounts are primarily professional investors, including family offices, pension funds, high-net worth individuals, endowments/foundations, and financial institutions. True Partners was founded in 2010 and is headquartered in Hong Kong. True Partners is currently listed on the Hong Kong Stock Exchange (HKSE), with over USD $1.6 billion assets under management (AUM). The Company has acquired 62,122,908 ordinary shares in True Partners Capital Holding Limited (HKG: 8657). The Company now owns 15.5% of True Partners with an unrealized gain from the acquisition of approximately US$3.28 million based on the closing price of True Partners on the Hong Kong Stock Exchange (HKG: 8657) as of March 12, 2021.

American Pacific Bancorp Inc.

APB is a bank holding company that invests in commercial banks in the US. APB’s plans include injecting digital banking capabilities into banks to provide global banking services to clients worldwide, increasing profitability. The Company acquired 4,775,523 shares of the Class B common stock of APB, representing approximately 86.4% of the total common stock of APB. The Company plans to leverage APB's infrastructure to capitalize on growing opportunities with Special Purpose Acquisition Companies (SPACs). The Company intends to work with APB to form a synergistic home financing capability that will further support the Company’s long-term business objectives.

Consideration

The Company has issued four convertible notes to Chan Heng Fai, the seller of these investments, as follows: (i) a convertible note in the amount of $28,363,966.42 for warrants to purchase 1,500,000,000 shares of Alset International; (ii) a convertible note in the amount of $173,394.87 to acquire all of the outstanding capital stock of LVD; (iii) a convertible note in the amount of $6,729,629.29 to acquire 62,122,908 shares of True Partners; and (iv) a convertible note in the amount of $28,653,138 for 4,775,523 Class B shares of APB. Such four notes will only become convertible into shares of the Company’s common stock following the approval of the Company’s shareholders. Subject to such shareholder approval, each note shall be convertible into shares of the Company’s common stock at a conversion price equal to $5.59 per share (equivalent to the average five closing per share prices of the Company’s common stock preceding January 4, 2021). Each convertible note matures in three years and has an interest rate of 2% per annum.

About Alset EHome International Inc.

Alset EHome International Inc. is a diversified holding company principally engaged through its subsidiaries in EHome development and digital transformation technology with operations in the United States, Singapore, Hong Kong, Australia and South Korea. The Company's vision is to accelerate sustainable healthy living. The Company's mission is to provide a healthy living ecosystem, encompassing housing, transport, energy alternative healthy food and impact health products.

For more information, please visit: www.alsetehomeintl.com.

Investor Contact:
Dave Gentry, CEO
RedChip Companies Inc.
407-491-4498
Dave@redchip.com

Forward-Looking Statement Disclaimer

Statements in this press release contain "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "believe," "contemplate," "could," "estimate," "expect," "intend," "seek," "may," "might," "plan," "potential," "predict," "project," "target," "aim," "should," "will" "would," or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Alset EHome International Inc.'s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled "Risk Factors" in the final prospectus related to its initial public offering filed with the SEC. Forward-looking statements contained in this announcement are made as of this date, and Alset EHome International Inc. undertakes no duty to update such information except as required under applicable law.

SOURCE: Alset EHome International Inc.